DSW Inc. Reports First Quarter 2013 Financial Results

•	First quarter quarter sales increase 7.7% to $601.4 million; comparable sales decrease 2.4%

•	Including a net charge of $0.25 per share from our luxury test, Reported EPS totals $0.75

•	First quarter Adjusted EPS rises to $1.00 per share, an increase of $0.02 per share from last year

•	Full year Adjusted EPS guidance of $3.40 to $3.60 per share, based on flat to 2% same store sales growth

•	Board of Directors approve an increase of the quarterly dividend by 39% to $0.25 per share and extend the Company's $100 million share repurchase authorization

COLUMBUS, Ohio, May 29, 2013 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended May 4, 2013, which compare to the thirteen week period ended April 28, 2012.

"DSW's first quarter performance demonstrated remarkable execution flexibility in a time of unprecedented swings in weather patterns. Our merchandising and supply chain teams were able to adjust merchandise receipts in weather sensitive categories while continuing to support trending categories with fresh product flow. We were pleased with the strong sales rebound in the final four weeks of the quarter that allowed us to minimize our comparable sales decline and exit the quarter with well positioned inventories," stated Mike MacDonald, President and Chief Executive Officer, DSW Inc.

Mr. MacDonald continued, "We are confident in the long term growth potential of our business, which is reflected in our decision to raise our regular quarterly dividend by 39% from $0.18 per share to $0.25 per share. For the full year we expect same store sales to range from flat to 2% growth and Adjusted EPS to range from $3.40 to $3.60 per share."

First Quarter Operating Results

•	Sales increased 7.7% to $601.4 million compared to last year's first quarter sales of $558.6 million.

•	For the thirteen week period ended May 4, 2013, comparable sales decreased by 2.4%. This follows an increase of 7.6% during the thirteen week period ended April 28, 2012.

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Reported net income was $34.5 million, or $0.75 per diluted share on 45.8 million weighted average shares outstanding, which included a net charge of $11.4 million, or $0.25 per share from our luxury test, due mostly to an inventory valuation reserve. This compares to Reported net income in the first quarter of 2012 of $39.9 million, which included a non-cash charge of $4.3 million related to legacy charges from RVI. Reported EPS for the first quarter last year was $0.89 per share.

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Net income, adjusted for the net charge from our luxury test, was $45.9 million, or $1.00 per diluted share on 45.8 million weighted average shares outstanding. This compares to Adjusted net income for the same period last year of $44.1 million, or $0.98 per diluted share on 45.2 million weighted average shares outstanding.

First Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $430 million compared to $448 million in the first quarter last year.

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Inventories were $395 million compared to $373 million during the first quarter last year, an increase of 6%, in line with expectations. On a cost per square foot basis, inventories supporting DSW stores decreased by 5% at the end of quarter.

Regular Dividend and Share Repurchase
DSW's Board of Directors approved an increase of the Company's quarterly cash dividend by 39% to $0.25 per share. The dividend will be paid on June 28, 2013 to shareholders of record at the close of business on June 18, 2013. The Board also extended the Company's existing $100 million share repurchase authorization.

Fiscal 2013 Annual Outlook
For the fifty-two week period ended February 1, 2014 the Company now expects full year comparable sales to grow in the 0% to 2% range. Earnings per share, excluding luxury and one-time charges, are expected to range from $3.40 to $3.60 per share. Please note that the Company's guidance does not include any share repurchase activity under its $100 million share repurchase program.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 AM Eastern, or call 1-866-524-3160 in the U.S. or 1-412-317-6760 outside the U.S. approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on June 5, 2013 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using conference number 10029154. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com/.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids.  As of May 29, 2013, DSW operates 377 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplies footwear to 348 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit

http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

DSW INC.
Q1 2013 SEGMENT RESULTS

Net sales by reportable segment:

	Thirteen weeks ended
	May 4, 2013	April 28, 2012	% change
	(in thousands)

DSW	$562,924	$521,151	8.0%
Affiliated Business Group	38,438	37,421	2.7%
Total DSW Inc.	$601,362	$558,572	7.7%

Comparable sales change by reportable segment (excludes luxury):

	Thirteen weeks ended
	May 4, 2013	April 28, 2012
DSW	(2.4)%	8.0%
Affiliated Business Group	(1.7)%	2.3%
Total DSW Inc.	(2.4)%	7.6%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2013 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; the success of our luxury test; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to leases of our properties; risks related to our cash and investments; and the realization of risks related to the Merger, including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases and RVI's assumption of a pension plan. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	May 4, 2013	February 2, 2013

Assets
Cash and equivalents	$82,405	$81,097
Short-term investments	213,210	232,081
Accounts receivable, net	19,686	26,784
Inventories	395,310	393,794
Prepaid expenses and other current assets	37,179	20,637
Deferred income taxes	51,884	67,397
Total current assets	799,674	821,790

Property and equipment, net	303,854	300,313
Long-term investments	134,127	96,712
Goodwill	25,899	25,899
Deferred income taxes	13,393	9,443
Other assets	7,827	7,946
Total assets	$1,284,774	$1,262,103

Liabilities and shareholders' equity
Accounts payable	$134,746	$152,112
Accrued expenses	129,418	123,199
Total current liabilities	264,164	275,311

Non-current liabilities	127,234	128,213
Total shareholders' equity	893,376	858,579
Total liabilities and shareholders' equity	$1,284,774	$1,262,103

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended
	May 4, 2013	April 28, 2012
Net sales	$601,362	$558,572
Cost of sales	(418,365)	(365,982)
Operating expenses	(128,711)	(121,923)
Change in fair value of derivative instruments	—	(5,342)
Operating profit	54,286	65,325
Interest income, net	340	467
Income from continuing operations before income taxes	54,626	65,792
Income tax provision	(20,111)	(27,185)
Net income	34,515	38,607
Total income from discontinued operations, net of tax	—	1,253
Net income	$34,515	$39,860

Diluted shares used in per share calculations:	45,778	44,658

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.75	$0.86
Diluted earnings per share from discontinued operations	$0.00	$0.03
Diluted earnings per share	$0.75	$0.89

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended May 4, 2013
	Net sales	Net income	Diluted earnings per share
Reported Measure	$601,362	$34,515	$0.75

Less: luxury performance
Sales	5,255
Gross margin, including valuation reserves on remaining inventory ($16,507 before income taxes)		(10,151)	(0.22)
Operating expenses ($1,888 before income taxes)		(1,204)	(0.03)

Adjusted Measure	$596,107	$45,870	$1.00

	Thirteen weeks ended April 28, 2012
	Net income		Diluted earnings per share		Diluted shares used in per share calculations
Reported Measure	$39,860		$0.89		44,658

Change in fair value of derivative instruments	5,342	(1)	0.12	(1)
RVI operating expenses, net of tax	172	(2)	—
Total income from discontinued operations, net of tax	(1,253)	(3)	(0.03)	(3)
Share adjustment					545	(4)

Adjusted Measure	$44,121		$0.98		45,203

(1) Reflects the change in fair value of derivative instruments, which related to RVI's warrants
(2) Reflects legal fees related to the settlement of RVI shareholder litigation and other RVI legal expenses, net of tax
(3) Reflects the removal of discontinued operations
(4) The Reported weighted average shares outstanding represent DSW Class A Common Shares and Class B Common Shares as well as dilutive instruments. Adjusted shares used in the per share calculations reflect DSW's weighted average shares outstanding and assumed full exercise of the warrants at the beginning of the period.

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.